SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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BERKSHIRE HATHAWAY INC.

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BERKSHIRE HATHAWAY INC.

3555 Farnam Street

Omaha, Nebraska 68131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 4, 2013

TO THE SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of the Shareholders of Berkshire Hathaway Inc. will be held at the CenturyLink Center Omaha, 455 North 10th Street, Omaha, Nebraska, on May 4, 2013 at 3:45 p.m. for the following purposes:

1.	To elect directors.

2.	To act on a shareholder proposal if properly presented at the meeting.

3.	To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 6, 2013 as the record date for determining the shareholders having the right to vote at the meeting or any adjournment thereof. A list of such shareholders will be available for examination by a shareholder for any purpose germane to the meeting during ordinary business hours at the offices of the Corporation at 3555 Farnam Street, Omaha, Nebraska, during the ten days prior to the meeting.

You are requested to date, sign and return the enclosed proxy which is solicited by the Board of Directors of the Corporation and will be voted as indicated in the accompanying proxy statement and proxy. A return envelope is provided which requires no postage if mailed in the United States. If mailed elsewhere, foreign postage must be affixed.

Prior to the formal annual meeting, just as in recent years, the doors will open at the CenturyLink Center at 7:00 a.m. and the movie will be shown at 8:30 a.m. At 9:30 a.m., the question and answer period will commence. The question and answer period will last until 3:30 p.m. (with a short break for lunch). After a recess, the formal Annual Meeting of Shareholders will convene at 3:45 p.m.

By order of the Board of Directors

FORREST N. KRUTTER, Secretary

Omaha, Nebraska

March 15, 2013

A shareholder may request meeting credentials for admission to the meeting by completing and promptly returning to the Company the meeting credential order form accompanying this notice. Otherwise, meeting credentials may be obtained at the meeting by persons identifying themselves as shareholders as of the record date. For a record owner, possession of a proxy card will be adequate identification. For a beneficial-but-not-of-record owner, a copy of a broker’s statement showing shares held for his or her benefit on March 6, 2013 will be adequate identification.

BERKSHIRE HATHAWAY INC.

3555 Farnam Street

Omaha, Nebraska 68131

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

May 4, 2013

This statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Berkshire Hathaway Inc. (hereinafter “Berkshire” or “Corporation” or “Company”) of proxies in the accompanying form for the Annual Meeting of Shareholders to be held on Saturday, May 4, 2013 at 3:45 p.m. and at any adjournment thereof. This proxy statement and the enclosed form of proxy were first sent to shareholders on or about March 15, 2013. If the form of proxy enclosed herewith is executed and returned as requested, it may nevertheless be revoked at any time prior to exercise by filing an instrument revoking it or a duly executed proxy bearing a later date. Solicitation of proxies will be made solely by mail at the Corporation’s expense. The Corporation will reimburse brokerage firms, banks, trustees and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of its common stock.

As of the close of business on March 6, 2013, the record date for the Annual Meeting, the Corporation had outstanding and entitled to vote 892,657 shares of Class A Common Stock (hereinafter called “Class A Stock”) and 1,126,012,136 shares of Class B Common Stock (hereinafter called “Class B Stock”). Each share of Class A Stock is entitled to one vote per share and each share of Class B Stock is entitled to one-ten-thousandth (1/10,000) of one vote per share on all matters submitted to a vote of shareholders of the Corporation. The Class A Stock and Class B Stock vote together as a single class on the matters described in this proxy statement. Only shareholders of record at the close of business on March 6, 2013 are entitled to vote at the Annual Meeting or at any adjournment thereof.

The presence at the meeting, in person or by proxy, of the holders of Class A Stock and Class B Stock holding in the aggregate a majority of the voting power of the Corporation’s stock entitled to vote shall constitute a quorum for the transaction of business. A plurality of the votes properly cast for the election of directors by the shareholders attending the meeting, in person or by proxy, will elect directors to office. However, pursuant to the Berkshire Hathaway Inc. Corporate Governance Guidelines, if a director nominee in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” that director’s election, the nominee shall promptly offer his or her resignation to the Board. A committee consisting of the Board’s independent directors (which will specifically exclude any director who is required to offer his or her own resignation) shall consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept the resignation or take other action. The Corporation will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation.

A majority of votes properly cast upon any other question shall decide the question. Abstentions will count for purposes of establishing a quorum, but will not count as votes cast for the election of directors or any other question. Accordingly, abstentions will have no effect on the election of directors and are the equivalent of an “against” vote on matters requiring a majority of votes properly cast to decide the question. Broker non-votes will not count for purposes of establishing a quorum or as votes cast for the election of directors or any other question and accordingly will have no effect. Shareholders who send in proxies but attend the meeting in person may vote directly if they prefer and withdraw their proxies or may allow their proxies to be voted with the similar proxies sent in by other shareholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 4, 2013.

The Proxy Statement for the Annual Meeting of Shareholders to be held on May 4, 2013 and the 2012 Annual Report to the Shareholders are available at www.berkshirehathaway.com/eproxy.

1.	ELECTION OF DIRECTORS

At the 2013 Annual Meeting of Shareholders, a Board of Directors consisting of 13 members will be elected, each director to hold office until a successor is elected and qualified, or until the director resigns, is removed or becomes disqualified.

The Governance, Compensation and Nominating Committee (“Governance Committee”) has established certain attributes that it seeks in identifying candidates for directors. In particular the Governance Committee looks for individuals who have very high integrity, business savvy, an owner-oriented attitude and a deep genuine interest in Berkshire. These are the same attributes that Warren Buffett, Berkshire’s Chairman and CEO, believes to be essential if one is to be an effective member of the Board of Directors. In considering candidates for director, the Governance Committee considers the entirety of each candidate’s credentials in the context of these attributes. In the judgment of the Governance Committee as well as that of the Board as a whole, each of the candidates being nominated for director possesses such attributes.

Upon the recommendation of the Governance Committee and Mr. Buffett, the Board of Directors has nominated for election the 12 current directors of the Corporation and Ms. Meryl B. Witmer. Certain information with respect to nominees for election as directors is contained in the following table:

WARREN E. BUFFETT, age 82, has been a director and the controlling shareholder of the Corporation since 1965 and has been its Chairman and Chief Executive Officer since 1970. He was a director of The Washington Post Company until May 2011.

Additional Qualifications:

Warren Buffett brings to the Board his 43 years of experience as Chairman and Chief Executive Officer of the Corporation.

HOWARD G. BUFFETT, age 58, has been a director of the Corporation since 1993. For more than the past five years, Mr. Buffett has been President of Buffett Farms and President of the Howard G. Buffett Foundation, a charitable foundation that directs funding for humanitarian and conservation related issues. He is also a director of The Coca-Cola Company, Lindsay Corporation and Sloan Implement Company.

Additional Qualifications:

Howard Buffett brings to the Board his experience as the owner of a small business, as a past senior executive of a public corporation, as a director of public corporations and as the President of a large charitable foundation.

STEPHEN B. BURKE, age 54, has been a director of the Corporation since 2009. Mr. Burke has been the Chief Executive Officer of NBCUniversal and Executive Vice President of Comcast Corporation since January 2011. Prior to that time, from 1998 until January 2011, he was the Chief Operating Officer of Comcast Corporation. He is also a director of JPMorgan Chase & Co.

Additional Qualifications:

Stephen Burke brings to the Board his experience as a senior executive of a public corporation and his financial expertise as a director of a major banking institution.

SUSAN L. DECKER, age 50, has been a director of the Corporation since 2007. Ms. Decker also serves on the boards of directors of Intel Corporation, Costco Wholesale Corporation and LegalZoom. During the 2009-2010 school year, she served as Entrepreneur-in-Residence at Harvard Business School. Prior to that, from June 2000 to April 2009, Ms. Decker held various executive management positions at Yahoo! Inc., a global Internet brand, including President (June 2007 to April 2009), head of the Advertiser and Publisher Group (December 2006 to June 2007) and Chief Financial Officer (June 2000 to June 2007). Before Yahoo!, Ms. Decker spent 14 years with Donaldson, Lufkin & Jenrette. She is a Chartered Financial Analyst and served on the Financial Accounting Standards Advisory Council for a four-year term, from 2000 to 2004.

Additional Qualifications:

Susan Decker brings to the Board her experience as a past senior executive of a public corporation and a director of public corporations and her financial expertise as a former financial analyst and a former member of the Financial Accounting Standards Advisory Council.

WILLIAM H. GATES III, age 57, has been a director of the Corporation since 2005. Mr. Gates currently serves as Co-chair of the Bill & Melinda Gates Foundation. For more than the past five years, Mr. Gates has also served as Chairman of the Board of Directors of Microsoft Corporation, a software company. Mr. Gates was the Chief Executive Officer of Microsoft Corporation from its incorporation in 1981 until January 2000.

Additional Qualifications:

William Gates brings to the Board his experience and financial expertise as the chairman of the board of directors and as a past chief executive officer of a public corporation and as the co-chair of a major charitable foundation.

DAVID S. GOTTESMAN, age 86, has been a director of the Corporation since 2004. For more than the past five years, he has been a principal of First Manhattan Co., an investment advisory firm. Mr. Gottesman is Vice Chairman and a trustee of the American Museum of Natural History.

Additional Qualifications:

David Gottesman brings to the Board his experience and financial expertise as principal of a private investment manager.

CHARLOTTE GUYMAN, age 56, has been a director of the Corporation since 2003. Ms. Guyman was a general manager with Microsoft Corporation until July 1999 and has been retired since that time. She is a director of Space Needle LLC and was former Chairman of the Board of Directors of UW Medicine, an academic medical center.

Additional Qualifications:

Charlotte Guyman brings to the Board her experience as a past senior executive of a public corporation and her financial expertise as the former chairman of a major academic medical center.

DONALD R. KEOUGH, age 86, has been a director of the Corporation since 2003. For more than the past five years, he has been Chairman of Allen & Company, an investment banking firm. Mr. Keough currently is a director of The Coca-Cola Company and is Chairman Emeritus of the University of Notre Dame.

Additional Qualifications:

Donald Keough brings to the Board his experience and financial expertise as the chairman of an investment banking firm, director of public corporations and as a past senior executive of a public corporation.

CHARLES T. MUNGER, age 89, has been a director and Vice Chairman of the Corporation’s Board of Directors since 1978. Between 1984 and 2011, he was Chairman of the Board of Directors and Chief Executive Officer of Wesco Financial Corporation, approximately 80%-owned by the Corporation during that period. He also served as President of Wesco Financial Corporation between 2005 and 2011. Mr. Munger is also Chairman of the Board of Directors of Daily Journal Corporation, a director of Costco Wholesale Corporation and Chairman of the Board of Trustees of Good Samaritan Hospital.

Additional Qualifications:

Charles Munger brings to the Board his 35 years of experience as Vice Chairman of the Corporation.

THOMAS S. MURPHY, age 87, has been a director of the Corporation since 2003. Mr. Murphy has been retired since 1996. He was Chairman of the Board and Chief Executive Officer of Capital Cities/ABC, Inc. from 1966 to 1990 and from February 1994 until his retirement in 1996.

Additional Qualifications:

Thomas Murphy brings to the Board his experience and financial expertise as a past chief executive officer of a public corporation and as a past director of public corporations.

RONALD L. OLSON, age 71, has been a director of the Corporation since 1997. For more than the past five years, he has been a partner in the law firm of Munger, Tolles & Olson LLP. He is also a director of City National Corporation, Edison International, Southern California Edison and The Washington Post Company and he is a trustee of Western Asset Funds.

Additional Qualifications:

Ronald Olson brings to the Board his experience and expertise in legal issues and corporate governance as a partner of a law firm and as a director of public corporations.

WALTER SCOTT, JR., age 81, has been a director of the Corporation since 1988. For more than the past five years, he has been Chairman of the Board of Directors of Level 3 Communications, Inc., which is engaged in telecommunications and computer outsourcing and is a successor to certain businesses of Peter Kiewit Sons’ Inc. He is also a director of Peter Kiewit Sons’ Inc. and Valmont Industries Inc.

Additional Qualifications:

Walter Scott brings to the Board his experience and financial expertise as a past chief executive officer and as a director of both public and private corporations and as chairman of a major charitable foundation.

MERYL B. WITMER, age 51, has been nominated to fill a vacancy created by the decision of the Board of Directors to increase its size from twelve to thirteen members. Since January 2001, Ms. Witmer has been a managing member of the General Partner of Eagle Capital Partners, L.P., an investment partnership. From 1989 through the end of 2000, she was one of two General Partners at Buchanan, Parker Asset Management which managed Emerald Partners L.P., an investment partnership.

Additional Qualifications:

Meryl Witmer brings to the Board her experience and financial expertise as a manager of an investment fund.

When the accompanying proxy is properly executed and returned, the shares it represents will be voted in accordance with the directions indicated thereon or, if no direction is indicated, the shares will be voted in favor of the election of the thirteen nominees identified above. The Corporation expects each nominee to be able to serve if elected, but if any nominee notifies the Corporation before the annual meeting that he or she is unable to do so, then the proxies will be voted for the remainder of those nominated and, as designated by the directors, may be voted (i) for a substitute nominee or nominees, or (ii) to elect such lesser number to constitute the whole Board as equals the number of nominees who are able to serve.

Directors’ Independence

The Governance Committee of the Board of Directors has concluded that the following directors and Ms. Witmer are independent in accordance with the director independence standards of the Securities and Exchange Commission pursuant to Item 407(a) of Regulation S-K, and has determined that none of them has a material relationship with the Corporation which would impair his or her independence from management or otherwise compromise his or her ability to act as an independent director: Stephen B. Burke; Susan L. Decker; William H. Gates III; David S. Gottesman; Charlotte Guyman; Donald R. Keough; Thomas S. Murphy; Walter Scott, Jr. and Meryl B. Witmer.

In making its determination with respect to Mr. Scott, the Governance Committee considered his role as a director of and the holder of 9.4% of the voting stock of MidAmerican Energy Holdings Company in which the Corporation owns approximately 89.8% of the voting stock. The Governance Committee also considered the agreement between the Corporation and Mr. Scott that requires Mr. Scott and his related family interests, before selling their MidAmerican shares, to give the Corporation the right of first refusal to purchase their shares (if the Corporation is legally permitted to buy them) or the opportunity to assign its right to purchase to a third party (if it is not legally permitted to buy them). That same agreement also gives Mr. Scott and his related family interests the right to put their shares to the Corporation (if the Corporation is legally permitted to buy them) at fair market value to be determined by independent appraisal if the sellers do not agree with the price offered by the Corporation, and payable in Berkshire shares. The Governance Committee considered these relationships in light of the attributes it believes need to be possessed by independent-minded directors, including personal financial substance and a lack of economic dependence on the Corporation, as well as business wisdom and ownership of Berkshire shares. The Governance Committee concluded that Mr. Scott’s relationships, rather than interfering with his ability to be independent from management, are consistent with the business and financial substance that have made and continue to make him an independent director.

In making its determination with respect to Mr. Gates, the Governance Committee considered that Mr. Gates and his wife are trustees of the Bill & Melinda Gates Foundation (“Gates Foundation”) that since 2006 received donations from Warren Buffett of 150,831,373 Class B shares of the Corporation. These shares were received in connection with Mr. Buffett’s pledge to donate Class B Stock to the Gates Foundation over the remainder of Mr. Buffett’s life. Terms of his pledge are described on Berkshire’s website at www.berkshirehathaway.com under the heading “Letters from Warren E. Buffett Regarding

Pledges to Make Gifts of Berkshire Stock.” The Governance Committee considered these relationships in light of the attributes it believes need to be possessed by independent-minded directors, including personal financial substance and a lack of economic dependence on the Corporation, as well as business wisdom and ownership of Berkshire shares. The Governance Committee concluded that Mr. Gates’ relationship to the Gates Foundation had no impact on his independence and that he continued to qualify as an independent director.

Howard G. Buffett is the son of Warren Buffett. Ronald L. Olson is a partner of the law firm of Munger, Tolles & Olson LLP. Munger, Tolles & Olson LLP rendered legal services to the Corporation and its subsidiaries in 2012 and has been rendering services in 2013. The Corporation and its subsidiaries paid fees of $4.2 million to Munger, Tolles & Olson LLP during 2012.

Board of Directors’ Leadership Structure and Role in Risk Oversight

Warren E. Buffett is Berkshire’s Chief Executive Officer and Chairman of the Board of Directors. He is Berkshire’s largest shareholder and owns shares of Berkshire that represent 34.5% of the voting interest and 21.3% of the economic interest. As such he may be deemed to be Berkshire’s controlling shareholder. It is Mr. Buffett’s opinion that a controlling shareholder who is active in the business, as is currently the case and has been the case for Mr. Buffett for over the last 40 years, should hold both roles. This opinion is shared by Berkshire’s Board of Directors. The Board of Directors has not named a lead independent director.

Mr. Buffett and the other members of the Board of Directors extensively discuss succession planning at each meeting of the Board. Upon his death or inability to manage Berkshire, no member of the Buffett family will be involved in managing Berkshire but, as very substantial Berkshire shareholders, the Buffett family will assist the Board of Directors in picking and overseeing the CEO selected to succeed Mr. Buffett. At that time, Mr. Buffett believes it would be prudent to have a member of the Buffett family serve as the non-executive Chairman of the Board. Ultimately, however, that decision will be the responsibility of the then Board of Directors.

The full Board of Directors has responsibility for general oversight of risks. It receives reports from Mr. Buffett and other members of senior management at least twice a year on areas of risk facing the Corporation. Also, at least once a year, the senior management of the Corporation’s significant businesses reports to the Board of Directors on risks facing their respective businesses. In addition, as part of its charter, the Audit Committee discusses Berkshire’s policies with respect to risk assessment and risk management.

Board of Directors’ Meetings

Board of Directors’ actions were taken in 2012 at the Annual Meeting of Directors that followed the 2012 Annual Meeting of Shareholders and at one special meeting and upon two occasions by directors’ unanimous written consent. Each current director attended all meetings of the Board and of the Committees of the Board on which he or she served. Directors are encouraged but not required to attend annual meetings of the Corporation’s shareholders. All current directors of the Corporation attended the 2012 Annual Meeting of Shareholders.

Board of Directors’ Committees

The Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934. The Audit Committee consists of Susan L. Decker, Charlotte Guyman, Donald R. Keough and Thomas S. Murphy. The Board of Directors has determined that Mr. Murphy is an “audit committee financial expert” as that term is used in Item 401(h) of Regulation S-K promulgated under the Securities Exchange Act. All current members of the Audit Committee meet the criteria for independence set forth in Rule 10A-3 under the Securities Exchange Act and in Section 303A of the New York Stock Exchange Listed Company Manual. The Audit Committee assists the Board with oversight of a) the integrity of the Corporation’s financial statements, b) the Corporation’s compliance with legal and regulatory requirements and c) the qualifications and independence of the Corporation’s independent public accountants and the Corporation’s internal audit function. The Audit Committee meets periodically with the Corporation’s independent public accountants, Director of Internal Auditing and members of management and reviews the Corporation’s accounting policies and internal controls. The Audit Committee also selects the firm of independent public accountants to be retained by the Corporation to perform the audit. The Audit Committee held five meetings during 2012. The Board of Directors adopted an Audit Committee Charter on April 29, 2000, which was subsequently amended and restated on March 2, 2004. The amended Audit Committee Charter is available on Berkshire’s website at www.berkshirehathaway.com.

The Board of Directors has established a Governance Committee and adopted a Charter to define and outline the responsibilities of its members. A copy of the Governance Committee’s Charter is available on Berkshire’s website at www.berkshirehathaway.com. The Governance Committee consists of Susan L. Decker, David S. Gottesman and Walter Scott, Jr., all of whom are independent directors in accordance with the New York Stock Exchange director independence standards.

The role of the Governance Committee is to assist the Board of Directors by a) recommending governance guidelines applicable to Berkshire; b) identifying, evaluating and recommending the nomination of Board members; c) setting the compensation of Berkshire’s Chief Executive Officer and performing other compensation oversight; d) reviewing related persons transactions and e) assisting the Board with other related tasks, as assigned from time to time. The Governance Committee met twice during 2012.

Director Nominations

Berkshire does not have a policy regarding the consideration of diversity in identifying nominees for director. In identifying director nominees, the Governance Committee does not seek diversity, however defined. Instead, as previously discussed, the Governance Committee looks for individuals who have very high integrity, business savvy, an owner-oriented attitude and a deep genuine interest in the Company. With respect to the selection of director nominees at the 2013 Annual Meeting of Shareholders, the Governance Committee recommends the Board nominate each of the 12 directors currently serving on the Board and Ms. Meryl Witmer.

Berkshire’s Governance Committee has a policy under which it will consider recommendations presented by shareholders. A shareholder wishing to submit such a recommendation should send a letter to the Secretary of the Corporation at 3555 Farnam Street, Omaha, NE 68131. The mailing envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The Secretary must receive the recommendation by December 20, 2013, for it to be considered by the Committee for the 2014 Annual Meeting of Shareholders. The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications. At a minimum, candidates recommended for nomination to the Board of Directors must meet the director independence standards of the New York Stock Exchange. The Governance Committee’s policy provides that candidates recommended by shareholders will be evaluated using the same criteria as are applied to all other candidates.

Director Compensation

Directors of the Corporation or its subsidiaries who are employees or spouses of employees do not receive fees for attendance at directors’ meetings. A director who is not an employee or a spouse of an employee receives a fee of $900 for each meeting attended in person and $300 for participating in any meeting conducted by telephone. A director who serves as a member of the Audit Committee receives a fee of $1,000 quarterly. Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of directors or shareholders. The Company does not provide directors and officers liability insurance to its directors.

The following table provides compensation information for the year ended December 31, 2012 for each non-management member of the Corporation’s Board of Directors.

	Fees Earned or Paid in Cash	Total

Howard G. Buffett	$1,800	$1,800
Stephen B. Burke	1,800	1,800
Susan L. Decker	5,800	5,800
William H. Gates III	1,800	1,800
David S. Gottesman	1,800	1,800
Charlotte Guyman	5,800	5,800
Donald R. Keough	5,800	5,800
Thomas S. Murphy	5,800	5,800
Ronald L. Olson	1,800	1,800
Walter Scott, Jr.	1,800	1,800

Security Ownership of Certain Beneficial Owners and Management

Warren E. Buffett, whose address is 3555 Farnam Street, Omaha, NE 68131, is a nominee for director and the only person known to the Corporation to be the beneficial owner of more than 5% of the Corporation’s Class A Stock. The Bill & Melinda Gates Foundation Trust, whose address is 2365 Carillon Point, Kirkland, WA 98033, of which William H. Gates III is a trustee, is the beneficial owner of more than 5% of the Corporation’s Class B Stock. Blackrock Inc. whose address is 40 East 52nd Street, New York, NY 10022, reported on a Form 13-G filed with the Securities and Exchange Commission on February 8, 2013 it was the beneficial owner of 77,069,842 shares of Class B Common Stock. Such shares represent approximately 6.8% of the outstanding shares of Class B Common Stock and 0.8% of the aggregate voting power of Class A and Class B Common Stock. State Street Corporation, whose address is One Lincoln Street, Boston, MA 02111, reported on a Form 13-G filed with the Securities and Exchange Commission on February 11, 2013 it was the beneficial owner of 75,390,686 shares of Class B Common Stock. Such shares represent 6.7% of the outstanding shares of Class B Common Stock and 0.7% of the aggregate voting power of Class A and Class B Common Stock. Beneficial ownership of the Corporation’s Class A and Class B Stock on March 1, 2013 by Mr. Buffett, the Bill & Melinda Gates Foundation Trust and by other executive officers and directors of the Corporation who own shares is shown in the following table:

Name	Title of Class of Stock	Shares Beneficially Owned (1)		Percentage of Outstanding Stock of Respective Class (1)	Percentage of Aggregate Voting Power of Class A and Class B (1)		Percentage of Aggregate Economic Interest of Class A and Class B (1)
Warren E. Buffett	Class A	350,000		39.2
	Class B	3,525,623		0.3	34.9	(2)	21.4
Howard G. Buffett	Class A	1,200	(3)	0.1
	Class B	2,450		*	0.1		0.1
Stephen B. Burke	Class A	22		*
	Class B	—		*	*		*
Susan L. Decker	Class A	—		*
	Class B	3,125		*	*		*
William H. Gates III	Class A	4,350	(4)	0.5
	Class B	84,791,173	(4)	7.5	1.3		3.7
David S. Gottesman	Class A	19,538	(5)	2.2
	Class B	2,393,398	(5)	0.2	2.0		1.3
Charlotte Guyman	Class A	100		*
	Class B	600		*	*		*
Donald R. Keough	Class A	100	(6)	*
	Class B	60		*	*		*
Charles T. Munger	Class A	6,224		0.7
	Class B	750		*	0.6		0.4
Thomas S. Murphy	Class A	1,203	(7)	0.1
	Class B	26,976	(7)	*	0.1		0.1
Ronald L. Olson	Class A	307	(8)	*
	Class B	17,500		*	*		*
Walter Scott, Jr.	Class A	100	(9)	*
	Class B	—		*	*		*
Directors and executive	Class A	383,144		42.9
officers as a group	Class B	90,761,655		8.1	39.0		27.0

*	less than 0.1%.

(1)

Beneficial owners exercise both sole voting and sole investment power unless otherwise stated. Each share of Class A Stock is convertible into 1,500 shares of Class B Stock at the option of the shareholder. As a result, pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, a shareholder is deemed to have beneficial ownership of the shares of Class B Stock which such shareholder may acquire upon conversion of the Class A Stock. In order to avoid overstatement, the amount of Class B Stock beneficially owned does not take into account such shares of Class B Stock which may be acquired upon conversion (an amount which is equal to 1,500 times the number of shares of Class A Stock held by a shareholder). The percentage of outstanding Class B Stock is based on the total number of shares of Class B Stock outstanding as of March 6, 2013 and does not take into account shares of Class B Stock which may be issued upon conversion of Class A Stock.

(2)

Mr. Buffett has entered into a voting agreement with Berkshire providing that, should the combined voting power of Berkshire shares as to which Mr. Buffett has or shares voting and investment power exceed 49.9% of Berkshire’s total voting power, he will vote those shares in excess of that percentage proportionately with votes of the other Berkshire shareholders.

(3)	Includes 1,190 Class A shares held by a private foundation and for which Mr. Buffett possesses voting and investment power but with respect to which Mr. Buffett disclaims any beneficial interest.

(4)

Includes 4,050 Class A shares held by a single-member limited liability company of which Mr. Gates is the sole member and 84,791,173 Class B shares owned by the Bill & Melinda Gates Foundation Trust of which Mr. Gates and his wife are co-trustees but with respect to which Mr. and Mrs. Gates disclaim any beneficial interest.

(5)

Includes 12,555 Class A shares and 2,376,788 Class B shares as to which Mr. Gottesman or his wife has shared voting power and 12,350 Class A shares and 2,393,398 Class B shares as to which Mr. Gottesman or his wife has shared investment power. Mr. Gottesman has a pecuniary interest in 8,201 Class A shares and 2,843 Class B shares included herein.

(6)	Does not include 8 Class A shares owned by Mr. Keough’s wife.

(7)

Includes 1,136 Class A shares held in two grantor retained annuity trusts and includes 67 Class A shares and 25,487 Class B shares owned by three trusts for which Mr. Murphy is a trustee and the beneficiary.

(8)	Includes 147 Class A shares held by three trusts for which Mr. Olson is sole trustee but with respect to which Mr. Olson disclaims any beneficial interest.

(9)	Does not include 10 Class A shares owned by Mr. Scott’s wife.

Governance, Compensation and Nominating Committee Interlocks and Insider Participation

The Governance Committee of our Board of Directors currently consists of Walter Scott, Jr., David S. Gottesman and Susan L. Decker. None of these individuals has at any time been an officer or employee of the Company. During 2012, none of our executive officers served as a member of the board of directors or compensation committee of any entity for which a member of our Board of Directors or Governance, Compensation and Nominating Committee served as an executive officer.

Meetings of Non-Management and Independent Directors

Two meetings of non-management directors were held during 2012. Mr. Ronald L. Olson presided as ad hoc chair of the meetings. In addition, following one of the meetings of non-management directors, a meeting of directors determined to be independent was held. Mr. Walter Scott, Jr. presided as ad hoc chair of that meeting. A shareholder or other interested party wishing to contact the non-management directors or independent directors, as applicable, should send a letter to the Secretary of the Corporation at 3555 Farnam Street, Omaha, NE 68131. The mailing envelope must contain a clear notation that the enclosed letter is to be forwarded to the Corporation’s non-management directors or independent directors, as applicable.

Communications with the Board of Directors

Shareholders and other interested parties who wish to communicate with the Board of Directors or a particular director may send a letter to the Secretary of the Corporation at 3555 Farnam Street, Omaha, NE 68131. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to promote effective governance of the Corporation. The Corporate Governance Guidelines are available on Berkshire’s website at www.berkshirehathaway.com.

Code of Business Conduct and Ethics

The Corporation has adopted a Code of Business Conduct and Ethics for all Berkshire directors, officers and employees as well as directors, officers and employees of each of its subsidiaries. The Code of Business Conduct and Ethics is available on Berkshire’s website at www.berkshirehathaway.com.

Related Persons Transactions

The Charter of the Governance Committee includes procedures for the approval or ratification of any Related Persons Transaction (“Transaction”) as defined in the regulations of the Securities and Exchange Commission. The procedures require that all requests for approval of proposed Transactions or ratification of Transactions be referred to the Chairman of the Committee or directly to the Committee. The full Committee reviews any Transaction which the Chairman concludes is material to the Company or which the Chairman is unable to review. Only Transactions which the Committee or its Chairman finds to be in the best interests of Berkshire and its stockholders are approved or ratified. The Chairman reports all Transactions which he reviews to the Committee annually for ratification. Berkshire is not aware of any Transaction entered into since January 1, 2012, or currently proposed, in which a Related Person had, or will have, a direct or indirect material interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s officers and directors, and persons who own more than 10% of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by the regulations of the Securities Exchange Commission to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Section 16(a) forms were required for those persons, the Corporation believes that during 2012 all filing requirements applicable to its officers, directors and greater than ten-percent shareholders were complied with except as follows.

Mr. Murphy filed a Form 5 on February 14, 2013 that reported several gifts of Class B shares made by his now deceased wife during the period between December 3, 2004 and May 22, 2009 were not previously filed on a Form 5 for the years such gifts were made and certain sales of Class A shares by Mr. Murphy’s wife during the period between December 3, 2004 and January 1, 2008 were not reported on a Form 4 when due. Mr. Murphy’s Form 5 also reported that during 2010, three purchases of Class B shares by trusts of which Mr. Murphy is a trustee and beneficiary were not reported on a Form 4 when due and two sales of Class B shares owned directly by Mr. Murphy were not reported on a Form 4 when due. In addition, Mr. Gottesman filed a Form 5 on February 14, 2013 that reported a gift of Class A shares and a gift of Class B shares made during 2011 by trusts in which Mr. Gottesman has a pecuniary interest were not reported on a Form 5 for the year ended December 31, 2011.

Compensation Discussion and Analysis

Berkshire’s program regarding compensation of its executive officers is different from most public company programs. Mr. Buffett’s and Mr. Munger’s compensation is reviewed annually by the Governance Committee of the Corporation’s Board of Directors. Due to Mr. Buffett’s and Mr. Munger’s desire that their compensation remain unchanged, the Committee has not proposed an increase in Mr. Buffett’s or Mr. Munger’s compensation since the Committee was created in 2004. Prior to that time Mr. Buffett recommended to the Board of Directors the amount of his compensation and Mr. Munger’s. Mr. Buffett’s and Mr. Munger’s annual compensation has each been $100,000 for more than 25 years and Mr. Buffett has advised the Committee that he would not expect or desire such compensation to increase in the future.

The Committee has established a policy that: (i) neither the profitability of Berkshire nor the market value of its stock are to be considered in the compensation of any executive officer; and (ii) all compensation paid to executive officers of Berkshire be deductible under Internal Revenue Code Section 162(m). Under the Committee’s compensation policy, Berkshire does not grant stock options to executive officers. The Committee has delegated to Mr. Buffett the responsibility for setting the compensation of Mr. Hamburg, Berkshire’s Senior Vice President/Chief Financial Officer.

Mr. Buffett will on occasion utilize Berkshire personnel and/or have Berkshire pay for minor items such as postage or phone calls that are personal. Mr. Buffett reimburses Berkshire for these costs by making an annual payment to Berkshire in an amount that is equal to or greater than the costs that Berkshire has incurred on his behalf. During 2012, Mr. Buffett reimbursed Berkshire $50,000. Berkshire provides personal and home security services for Mr. Buffett. The cost for these services was $323,923 in 2012 and is reflected in the Summary Compensation Table as a component of Mr. Buffett’s “All Other Compensation.” It should be noted that many large companies maintain security departments that provide costly services to top executives but for which no itemization is provided in their proxy statements. Mr. Buffett and Mr. Munger do not use Company cars or belong to clubs to which the Company pays dues. It should also be noted that neither Mr. Buffett nor Mr. Munger utilizes corporate-owned aircraft for personal use. Each of them is personally a fractional NetJets owner, paying standard rates, and they use Berkshire-owned aircraft for business purposes only.

Factors considered by Mr. Buffett in setting Mr. Hamburg’s salary are typically subjective, such as his perception of Mr. Hamburg’s performance and any changes in functional responsibility. Mr. Buffett also sets the compensation for each of the CEO’s of Berkshire’s significant operating businesses. He utilizes many different incentive arrangements, with their terms dependent on such elements as the economic potential or capital intensity of the business. The incentives can be large and are always tied to the operating results for which a CEO has authority. These incentives are never related to measures over which the CEO has no control.

The following table discloses the compensation received for the three years ended December 31, 2012 by the Corporation’s Chief Executive Officer, its other executive officer and its Chief Financial Officer.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation		All Other Compensation		Total Compensation
		Salary	Bonus
Warren E. Buffett	2012	$100,000	—	$323,923	(2)	$423,923
Chief Executive Officer/	2011	100,000	—	391,925	(2)	491,925
Chairman of the Board	2010	100,000	—	424,946	(2)	524,946

Charles T. Munger (1)	2012	100,000	—	—		100,000
Vice Chairman of the Board	2011	100,000	—	—		100,000
	2010	100,000	—	—		100,000

Marc D. Hamburg	2012	1,025,000	—	12,500	(3)	1,037,500
Senior Vice President/CFO	2011	962,500	—	12,250	(3)	974,750
	2010	912,500	—	12,250	(3)	924,750

(1)	Mr. Munger is compensated by a Berkshire subsidiary.
(2)

Represents the costs of personal and home security services provided for Mr. Buffett and paid by Berkshire (2012 — $323,923, 2011 — $346,925 and 2010 — $349,946) and the value of director’s fees ($45,000 in 2011 and $75,000 in 2010) received by Mr. Buffett from serving on the Board of Directors of The Washington Post Company in which Berkshire has a significant ownership interest.

(3)	Represents contributions to a subsidiary’s defined contribution plan in which Mr. Hamburg participates.

Advisory Vote on Executive Compensation

At our 2011 Annual Meeting, 98.9% of the votes cast on the advisory vote on the executive compensation proposal were in favor of our executive compensation policies. The Board of Directors and Governance Committee reviewed these results and determined that, given the significant level of support, no changes to our executive compensation policies were necessary at this time based on the vote results. In addition, at our 2011 Annual Meeting, 83.6% of the votes cast were in favor of holding an advisory vote on executive compensation every three years. The Governance Committee reviewed these results and determined that our shareholders should vote on a say-on-pay proposal every three years. Accordingly, the next say-on-pay vote will be at our 2014 Annual Meeting.

Governance, Compensation and Nominating Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2013 Shareholder Meeting Schedule 14A Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”). Based on the review and discussion referred to above, we recommend that the Compensation Discussion and Analysis referred to above be included in the Company’s Proxy.

Submitted by the members of the Governance, Compensation and Nominating Committee of the Board of Directors.

Walter Scott, Jr., Chairman
Susan L. Decker
David S. Gottesman

Independent Public Accountants

Deloitte & Touche LLP (“Deloitte”) served as the Corporation’s principal independent public accountants for 2012. Representatives from that firm will be present at the Annual Meeting of Shareholders, will be given the opportunity to make a statement if they so desire and will be available to respond to any appropriate questions. The Corporation has not selected independent public accountants for the current year, since its normal practice is for the Audit Committee of the Board of Directors to make such selection later in the year.

The following table shows the fees paid or accrued for audit services and fees paid for audit-related, tax and all other services rendered by Deloitte for each of the last two years (in millions):

	2012	2011
Audit Fees (a)	$26.3	$25.3
Audit-Related Fees (b)	1.7	1.7
Tax Fees (c)	1.4	1.0

	$29.4	$28.0

(a)	Audit fees include fees for the audit of the Corporation’s consolidated financial statements and interim reviews of the Corporation’s quarterly financial statements, audit services provided in connection with required statutory audits of many of the Corporation’s insurance subsidiaries and certain of its non-insurance subsidiaries and comfort letters, consents and other services related to Securities and Exchange Commission matters.

(b)	Audit-related fees primarily include fees for certain audits of subsidiaries not required for purposes of Deloitte’s audit of the Corporation’s consolidated financial statements or for any other statutory or regulatory requirements, audits of certain subsidiary employee benefit plans and consultations on various accounting and reporting matters.

(c)	Tax fees include fees for services relating to tax compliance, tax planning and tax advice. These services include assistance regarding federal, state and international tax compliance, tax return preparation and tax audits.

The Audit Committee has considered whether the non-audit services provided to the Company by Deloitte impaired the independence of Deloitte and concluded that they did not.

All of the services performed by Deloitte were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee on May 5, 2003. The policy provides guidelines for the audit, audit related, tax and other non-audit services that may be provided by Deloitte to the Company. The policy (a) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that Deloitte’s independence is not impaired; (b) describes the audit, audit-related and tax services that may be provided and the non-audit services that are prohibited; and (c) sets forth pre-approval requirements for all permitted services. Under the policy, requests to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the Company’s independent auditor and its Chief Financial Officer. All requests for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to the Company’s Chief Financial Officer and must include a detailed description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Report of the Audit Committee

February 25, 2013

To the Board of Directors of Berkshire Hathaway Inc.

We have reviewed and discussed the consolidated financial statements of the Corporation and its subsidiaries to be set forth in the Corporation’s 2012 Annual Report to Shareholders and at Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012 with management of the Corporation and Deloitte & Touche LLP, independent public accountants for the Corporation.

We have discussed with Deloitte & Touche LLP the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”), as adopted in Auditing Standard No. 16 (Communications with Audit Committees). We have received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable PCAOB requirements for independent accountant communications with audit committees with respect to auditor independence and have discussed with Deloitte & Touche LLP its independence from the Corporation.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and the Corporation’s independent public accountants. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the reports of the Corporation’s independent public accountants with respect to such financial statements.

Based on the review and discussions with management of the Corporation and Deloitte & Touche LLP referred to above, we recommend to the Board of Directors that the Corporation publish the consolidated financial statements of the Corporation and subsidiaries for the year ended December 31, 2012 in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012 and in the Corporation’s 2012 Annual Report to Shareholders.

Submitted by the members of the Audit Committee of the Board of Directors.

Thomas S. Murphy, Chairman	Charlotte Guyman
Susan L. Decker	Donald R. Keough

2.	SHAREHOLDER PROPOSAL

Robert L. Berridge, 46 Jason Street, Arlington, MA 02476, owns in excess of 150 shares of Class B Common Stock and has given notice that a representative of his intends to present for action at the meeting the following proposal.

RESOLVED: That Berkshire Hathaway establish reasonable, quantitative goals for reduction of greenhouse gas and other air emissions at its energy-generating holdings; and that Berkshire publish a report to shareholders by September 30, 2013 (at reasonable cost and omitting proprietary information) on how it will achieve these goals – including plans to retrofit or retire existing coal-burning plants at Berkshire-held companies.

Supporting Statement:

Berkshire Hathaway owns MidAmerican Energy Holdings, whose subsidiaries generate roughly 72.7% of their electricity by burning coal.

Electricity generation accounts for more carbon dioxide (“CO2”) emissions than any other sector – more than even transportation or industry. US fossil fuel-powered plants (like MidAmerican’s) account for nearly 40% of domestic and 10% of global CO2 pollution.

Independent economists and scientists concur that the cost of reducing greenhouse gas emissions in the near-term is far lower than the cost of mitigating greenhouse gas-caused damage over the long-haul.

Therefore, Berkshire shareholders are best served by taking proactive steps in regard to greenhouse gas emissions and impending regulation. This is important to independent shareowners. At the 2011 annual meeting, 26.8% of shareholder votes (that were not Berkshire boardmembers or top executives) ignored the Board’s recommendation and instead voted FOR this same request for reasonable goals and thoughtful planning.

Some companies act as if it is beneficial to reap profits from coal-burning electricity plants while pushing the costs of pollution and the harm to public health onto society at large (“externalizing the costs”). But with Berkshire, the prospect of externalizing costs of its coal-burning subsidiaries risks the resultant damages being “internalized” onto itself – either by harming employees at the polluting plants, or through liability claims paid out by Berkshire insurance subsidiaries.

The US Environmental Protection Agency (“EPA”) recently took steps under the Clean Air Act to require new or modified electricity-generating power plants to limit greenhouse gas emissions. They issued two significant new rules, which together set stringent limits on an array of harmful emissions from power-generating plants.

When both rules are fully in effect, Bernstein Research estimates that 15% of coal-fired power plants will be forced to close – unable to meet new safety standards – and others will require substantial investment just to remain viable.

Numerous peers to Berkshire’s MidAmerican – including Calpine Corporation, Progress Energy, and Xcel Energy – have already established plans to replace their coal-fired power plants.

Other peers – including American Electric Power, Consolidated Edison, Duke Energy, Entergy, Exelon, and National Grid – have already set absolute targets for reducing greenhouse gas emissions.

Still other peers – such as CMS Energy, NiSource, Pinnacle West, and PSEG Power – have already set greenhouse gas intensity targets.

These forward-looking companies recognize that natural gas, efficiency, and renewable energy are far more profitable than retrofitting obsolete, highly polluting, coal-fired plants.

Berkshire Hathaway should not be a laggard in ways that create risk to shareholder value.

Therefore, please vote FOR this reasonable, forward-looking proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY FAVORS A VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

A proposal that was substantially identical to the current shareholder proposal was put forth by another shareholder two years ago. The Board of Directors reasons for recommending a vote against that proposal have not changed. The response provided by the Board of Directors in 2011 updated for certain changes in Berkshire’s energy-generating holdings during the last two years follows.

The Board of Directors does not believe that establishing quantitative goals for the reduction of greenhouse gas and other air emissions at its energy-generating holdings and that publishing a report that includes plans to retrofit or retire existing coal-burning plants is a prudent exercise to undertake and recommends that our shareholders vote against this proposal. We recognize the importance of reducing greenhouse gas and other emissions to our shareholders and the future of Berkshire and its subsidiary companies. Our two regulated electric utilities have reduced greenhouse gases intensity by nearly 16% since 2000 in addition to reducing the intensity of emissions by approximately 54% for sulfur dioxide, 52% for nitrogen oxides and 31% for mercury. These reductions do not include the benefits of MidAmerican’s recent investment through its non-utility renewables group in 1,419 megawatts of solar generating capacity (124.1 megawatts are currently in service) or 381 megawatts of wind generating capacity. Even without the additional non-utility renewable capacity, the MidAmerican utilities are the largest rate-regulated owners of renewable generation. However, establishing reduction goals at this time as environmental regulation and legislation remains uncertain would be contrary to the responsibilities of our rate-regulated utilities and to our customers whose utility bills could be dramatically affected.

Proxies given without instructions will be voted Against this shareholder proposal.

3.	OTHER MATTERS

As of the date of this statement your management knows of no business to be presented to the meeting that is not referred to in the accompanying notice other than the approval of the minutes of the last Annual Meeting of Shareholders, which action will not be construed as approval or disapproval of any of the matters referred to in such minutes. As to other business that may properly come before the meeting, it is intended that proxies properly executed and returned will be voted in respect thereof at the discretion of the person voting the proxies in accordance with his or her best judgment, including upon any shareholder proposal about which the Corporation did not receive timely notice.

Annual Report

The Annual Report to the Shareholders for 2012 accompanies this proxy statement, but is not deemed a part of the proxy soliciting material.

A copy of the 2012 Form 10-K report as filed with the Securities and Exchange Commission, excluding exhibits, will be mailed to shareholders without charge upon written request to: Forrest N. Krutter, Secretary, Berkshire Hathaway Inc., 3555 Farnam Street, Omaha, NE 68131. Such request must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of Class A or Class B Stock of the Corporation on March 6, 2013. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees. The 2012 Form 10-K is also available through the Securities and Exchange Commission’s World Wide Web site (www.sec.gov).

Proposals of Shareholders

Any shareholder proposal intended to be considered for inclusion in the proxy statement for presentation at the 2014 Annual Meeting must be received by the Corporation by November 18, 2013. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. It is suggested the proposal be submitted by certified mail – return receipt requested. Shareholders who intend to present a proposal at the 2014 Annual Meeting without including such proposal in the Corporation’s proxy statement must provide the Corporation notice of such proposal no later than January 31, 2014. The Corporation reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

By order of the Board of Directors

FORREST N. KRUTTER, Secretary

Omaha, Nebraska

March 15, 2013

P R O X Y

BERKSHIRE HATHAWAY INC.

Annual Meeting of Shareholders to be held on May 4, 2013

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Marc D. Hamburg and Walter Scott, Jr., or either of them, as proxies, with power of substitution to each proxy and substitute, to vote the Class A Common Stock (CLA) and Class B Common Stock (CLB) of the undersigned at the 2013 Annual Meeting of Shareholders of Berkshire Hathaway Inc. and at any adjournment thereof, as indicated on the reverse hereof on the matters specified, and as said proxies may determine in the exercise of their best judgment on any other matters which may properly come before the meeting or any adjournment thereof.

IF PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NOT SPECIFIED, WILL BE VOTED FOR ELECTING ALL DIRECTOR NOMINEES; AND AGAINST THE SHAREHOLDER PROPOSAL.

PLEASE SIGN ON THE REVERSE SIDE AND MAIL PROMPTLY

IN THE ENCLOSED ENVELOPE

SEE REVERSE SIDE	SEE REVERSE SIDE

☒	Please mark votes as in this example.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 4, 2013.

The Board Recommends a Vote For All Nominees.					The following material is available at www.berkshirehathaway.com/eproxy.
					Proxy Statement	Annual Report

1. Election of Directors

Nominees: Warren E. Buffett, Charles T. Munger,
Howard G. Buffett, Stephen B. Burke, Susan L.
Decker, William H. Gates III, David S. Gottesman,
Charlotte Guyman, Donald R. Keough, Thomas S.
Murphy, Ronald L. Olson, Walter Scott, Jr. and Meryl B. Witmer

					MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

	☐	FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	Please sign exactly as your name appears. If acting as attorney, executor, trustee or in representative capacity, sign name and title.

☐					Signature:	Date

For, except vote withheld from the above nominee(s).					Signature:	Date

The Board Recommends a Vote Against Item 2.

2. Shareholder proposal regarding greenhouse gas and other air emissions.

☐	FOR	☐	AGAINST	☐	ABSTAIN